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PHOENIX TECHNOLOGIES LTD.

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
CONTACT:
Jack Kay                   Robert J. Riopel           Laurent Gharda
President and CEO          VP, Finance and CFO        VP, Marketing
Phoenix Technologies Ltd.  Phoenix Technologies Ltd.  Phoenix Technologies Ltd.
jack_kay@phoenix.com       robert_riopel@phoenix.com  laurent_gharda@phoenix.com
(408) 570-1100             (408) 570-1151             (408) 570-1049
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FOR IMMEDIATE RELEASE

                 PHOENIX COMPLETES AWARD MERGER AND SAND ACQUISITION

COMBINED COMPANY BECOMES THE GLOBAL LEADER PROVIDING STANDARDS-BASED SYSTEM SOFTWARE AND INTERCONNECT SEMICONDUCTOR IP FOR CONNECTED INFORMATION PLATFORMS

SAN JOSE, CALIF. (SEPTEMBER 28, 1998) -- Phoenix Technologies Ltd. (NASDAQ:
PTEC) announced today that it has consummated both its merger with Award Software International Inc. and its acquisition of Sand Microelectronics, Inc. The Company's products and services are fundamental to the operation of PCs and numerous high growth consumer, computer and communications products such as internet appliances, handheld "palm" devices, computer peripherals, embedded systems, smart phones, digital cameras and System-On-Chip devices.


"Combining the technologies and resources of Phoenix, Award and Sand will accelerate our ability to supply system software and interconnect solutions to some of the industry's fastest growing market segments. These key transactions significantly strengthen the Company's position in its primary markets," said Jack Kay, president and chief executive officer of Phoenix. "We believe that all of our customers will greatly benefit from this merger and acquisition because they give Phoenix far greater resources for investment in research, while allowing us to spread the costs of developing leading edge products over a much larger number of units shipped."


Phoenix expects that over 70 million new personal computer systems will be shipped with Phoenix software in 1999. With the closing of the Award merger transaction, Phoenix is now the system enabling software leader for systems and motherboards in the four major segments of the PC market:


- Sub-$1000 Pcs
- High-end desktops and PC workstations
- Notebook computers
- Servers, including IA-64 based designs

                                    - more -


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                  Phoenix Completes Award Merger and Sand Acquisition.  Page 2

"Award has strong motherboard, sub-$1000 PC and embedded systems products that complement Phoenix's position with high-end PC systems and information appliance
manufacturers," said George C. Huang, former chairman and CEO of Award.   "This
merger will provide the Company's customers with additional resources to speed development of next generation software solutions, and to provide long-term value to shareholders, and to create a significantly enriched professional and technical environment for its employees."


The acquisition of Sand will position Phoenix as the leading supplier of interconnect semiconductor IP, and will increase the breadth and depth of the Company's semiconductor IP product base. Sand will be integrated with the Company's Virtual Chips semiconductor IP and software business unit. The expanded business unit has over 250 licensees for interconnect semiconductor IP for AGP, IEEE 1394, IrDA, PCI and USB. Licensees include many of the leading PC, peripherals, communications and semiconductor companies around the world, such as Compaq, Fujitsu, Hewlett Packard, Hitachi, Intel, LSI Logic, Lucent Technologies, Philips, Siemens, Sony, ST Microelectronics and Toshiba.


Phoenix's merger with Award and acquisition of Sand will also allow the Company to combine Award's advanced interconnect enabling software with semiconductor IP from Sand and Phoenix's Virtual Chips business unit. Manufacturers can now obtain all required IP and firmware components from Phoenix to develop new products for the growing list of interconnect standards, including USB (Universal Serial Bus) and IEEE 1394, two of the fastest growing new standards for data connectivity. Phoenix's integration of firmware and semiconductor IP can significantly accelerate the rate at which new products can be brought to market, while ensuring the highest levels of interoperability, quality and adherence to industry standards.


Babu Chilukuri, co-founder and former vice president of business development for Sand commented, "We are very pleased to be joining forces with Phoenix, and to tighten the working relationship we've developed with Award. It gives us the scale and resources to make continued investments in our key technologies that complement those of Phoenix's Virtual Chips product line. In addition, Phoenix's broad OEM sales channel will help us significantly expand the market reach for our combined businesses."


The Company will retain the name, Phoenix Technologies Ltd., with Jack Kay continuing as president and CEO. George Huang, former CEO of Award, will report to Kay as president of the Award subsidiary, and as senior vice president of
strategic business development.   Huang will also be vice chairman of Phoenix's
board of directors. Anand Naidu, former CEO of Sand, will be director of business development for the Company's Virtual Chips business unit.


There are risks and uncertainties associated with the acceptance of new technology and products for the markets served by Award and Sand. The success of the merger with Award and the Sand acquisition, including the Company's ability to achieve the unit volumes expected, will depend upon a number of factors, including the


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                  Phoenix Completes Award Merger and Sand Acquisition.  Page 3

Company's ability to successfully complete the in-process R&D, achieve costs savings and implement a smooth transition for customers and Company operations. Information on other risks and uncertainties that could affect Phoenix Technologies' financial results are provided in Phoenix's Form 10-K for the fiscal year ended September 30, 1997, Award's Form 10-K for the year ended December 31, 1997, and other documents filed with the Securities and Exchange Commission.

ABOUT PHOENIX


Phoenix Technologies is a leading supplier of standards-based system software and interconnect semiconductor IP for PCs and information appliances. Phoenix enables OEMs to reduce time to market and increase product differentiation, while optimizing their engineering resources by licensing the Company's advanced software and integration services. Founded in 1979, Phoenix Technologies Ltd. is a publicly traded company headquartered in San Jose, California, USA, with offices worldwide. Information on all Phoenix Technologies products is available at www.phoenix.com.


Prior to the merger, Award Software International Inc. provided system enabling and management software for personal computers and embedded systems. Founded in 1983, Award's cornerstone PC product, AwardBIOS-TM-, has been marketed to motherboard, PC and embedded systems manufacturers. Information on all Award Software products is available at www.award.com.


Prior to its acquisition by Phoenix, Sand Microelectronics, Inc. provided silicon-proven intellectual property, an increasingly important component of System-On-Chip and embedded system designs. Sand's highly reliable and reusable IP cores significantly reduce development time and costs for complex systems for the internet, telecommunications, computer, industrial and military/aerospace markets. Information on all Sand products is available at www.sand.com.



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